Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended June 30, 2017

2017 Second Quarter Highlights and Comparison with First Quarter

  Net income of $28.0 million, or $0.13 per diluted share, compared to $25.5 million, or $0.11 per diluted share, for the first quarter of 2017.
  Net interest income increased by $1.4 million to $123.9 million, compared to $122.5 million for the first quarter of 2017, primarily due to a decrease in the premium amortization expense on U.S. agency mortgage-backed securities (“MBS”) associated with lower prepayment speeds, the upward repricing of variable rate commercial loans, the increased average volume of performing commercial and construction loans, and the effect of one additional day in the second quarter.
  Net interest margin increased 2 basis points to 4.44%.
  Provision for loan and lease losses decreased by $7.3 million to $18.1 million, compared to $25.4 million for the first quarter of 2017.
  Non-interest income increased by $12.3 million to $20.5 million compared to $8.2 million for the first quarter of 2017, primarily due to the impact in the previous quarter of a $12.2 million other-than-temporary impairment (“OTTI”) charge on Puerto Rico government debt securities, and higher revenues from mortgage banking activities.
  Non-interest expenses increased by $1.2 million to $89.1 million, compared to $87.9 million for the first quarter of 2017, reflecting an increase of $0.8 million in professional service fees primarily related to troubled loans resolution efforts, implementation costs for new information technology systems, tax consulting and certain legal matters, and the impact in the previous quarter of a $0.8 million release in the reserve for unfunded loan commitments.
  Income tax expense of $9.3 million, compared to income tax benefit of $8.1 million for the first quarter of 2017, a variance mainly related to the $13.2 million benefit recorded in the previous quarter in connection with the change in tax status of certain subsidiaries and higher pre-tax earnings in the second quarter.
  Credit quality variances:
    Non-performing assets decreased in the quarter by $72.1 million, to $575.1 million as of June 30, 2017. The decrease from the 2017 first quarter was primarily related to:
      Charge-offs of $29.7 million recorded against previously-established specific reserves for commercial mortgage loans guaranteed by the Puerto Rico Tourism Development Fund (“TDF”).
      The sale of non-performing bonds of the Government Development Bank for Puerto Rico (the “GDB”) and the Puerto Rico Public Buildings Authority with a book value at the time of sale of $23.0 million.
      The resolution of a $27.6 million non-performing commercial relationship in Puerto Rico. As part of the resolution, First BanCorp. received a cash payment of $12.8 million, recorded charge-offs totaling $3.5 million, and acquired collateral amounting to $10.6 million transferred to the other real estate owned (“OREO”) portfolio.
      Non-performing loan inflows amounted to $37.7 million, compared to inflows of $33.4 million in the first quarter of 2017, an increase of $4.3 million, primarily reflected in the non-performing residential mortgage loan portfolio.
      A net charge-off rate of 2.16%, compared to 1.26% for the first quarter of 2017 (0.78% excluding the charge-off of $10.7 million recorded in connection with the sale of the Corporation’s participation in the Puerto Rico Electric Power Authority line of credit in the first quarter), an increase driven by the aforementioned recorded charge-offs on commercial mortgage loans guaranteed by the TDF and on the resolution of a non-performing commercial relationship.
  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, decreased in the quarter by $74.1 million to $6.8 billion as of June 30, 2017, reflecting a decrease of $86.3 million in the Puerto Rico region, primarily related to a reduction in commercial deposits, and a decrease of $2.0 million in the Virgin Islands region, partially offset by an increase of $14.2 million in the Florida region.
  Brokered CDs decreased in the quarter by $104.7 million to $1.3 billion as of June 30, 2017.
  Government deposits increased in the quarter by $63.7 million to $649.0 million as of June 30, 2017, primarily due to higher balances in transactional deposit accounts of certain municipalities in Puerto Rico.
  Total loans increased in the quarter by $30.2 million to $8.9 billion as of June 30, 2017, despite the large charge-offs recorded in the current quarter. The increase reflects a $116.2 million growth in the Florida region, primarily in the commercial and residential loan portfolios, partially offset by decreases of $79.9 million and $6.1 million in the Puerto Rico and the Virgin Islands regions, respectively.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $906.2 million for the second quarter of 2017, compared to $867.6 million for the first quarter of 2017, primarily reflecting increased volume of commercial and residential mortgage loan originations in the Florida region and an increase in consumer loan originations in the Puerto Rico region.
  As of June 30, 2017, the Corporation had $221.5 million of direct exposure to loans and obligations of the Commonwealth of Puerto Rico government and instrumentalities, of which $190.9 million, or 86%, represented exposure to municipalities, which is supported by assigned property tax revenues, compared to total exposure of $245.0 million as of March 31, 2017, of which $190.9 million, or 78%, represented exposure to municipalities.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios calculated under the transition provisions of the Basel III rules of 22.24%, 18.61%, 18.61%, and 14.14%, respectively, as of June 30, 2017. Tangible common equity ratio of 14.99% as of June 30, 2017.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 28, 2017--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $28.0 million for the second quarter of 2017, or $0.13 per diluted share, compared to $25.5 million, or $0.11 per diluted share, for the first quarter of 2017 and $22.0 million, or $0.10 per diluted share, for the second quarter of 2016.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are pleased with the positive results for the quarter, especially in light of the fact that our main market continues to face fiscal and political headwinds. We generated $28 million of net income this quarter or $0.13 per diluted share. Pre-tax pre-provision income sustained at the $55 million level for the third consecutive quarter.

Once again we achieved improvement in most of the franchise and operating metrics. Margin expanded, we continued to control our expense base, actually just over $85 million excluding OREO expenses. Nonperforming assets declined $72 million now 4.8% of total assets and early delinquencies reflected an improving trend. As previously reported, we sold our nonperforming Puerto Rico government securities ($23 million) for a slight recovery. We also resolved a $28 million nonperforming commercial relationship in Puerto Rico. We are pleased with our asset quality improvement during the quarter but remain cautious of the economic environment and the potential effects of the fiscal plan to our clients and loan portfolios.

Loan originations were solid and we grew our loan portfolio $30 million this quarter. We continue to lean on our geographic diversification for this growth. On the funding side, our core deposits were relatively flat. Excluding government deposits, our core deposits decreased $74 million and we further reduced our reliance on brokered CDs by $105 million this quarter.

We continue to build capital as we improve on our core metrics. Tangible book value per share was $8.24 at the end of the quarter, compared to $7.97 at the end of the first quarter of 2017.”

The financial results for the second and first quarters of 2017 included the following items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts:

Quarter ended June 30, 2017

  Recovery of $0.4 million of previously recorded OTTI charges on non-performing bonds of the GDB and the Puerto Rico Public Buildings Authority sold in the second quarter, reflected in the statement of income set forth below as part of “Net gain (loss) on investments and impairments.” The aggregate book value of the bonds at the time of sale was $23.0 million. No tax expense was recognized for the recovery on the sale of bonds. Refer to the Exposure to Puerto Rico Government discussion below for additional information.

Quarter ended March 31, 2017

  Tax benefit of $13.2 million related to the change in tax status of certain subsidiaries from taxable corporations to limited liability companies that make an election to be treated as partnerships for income tax purposes in Puerto Rico. Refer to the Income Taxes discussion below for additional information.
  OTTI charge of $12.2 million on Puerto Rico government debt securities, specifically bonds of the GDB and the Puerto Rico Public Buildings Authority. No tax benefit was recognized for the OTTI charge. Refer to the Exposure to Puerto Rico Government discussion below for additional information.
  Charge to the provision for loan and lease losses of $0.6 million ($0.3 million after-tax) related to the sale of the Corporation’s participation in the Puerto Rico Electric Power Authority (“PREPA”) credit line with a book value of $64 million at the time of sale. Refer to the Provision for Loan and Lease Losses discussion below for additional information.
  Costs of $0.3 million associated with the previously reported secondary offering of the Corporation’s common stock by certain of our existing stockholders completed in the first quarter of 2017. The costs, incurred at the holding company level, had no effect on the income tax expense in 2017.

The following table reconciles for the second and first quarters of 2017 the reported net income to adjusted net income, a non-GAAP financial measure that excludes items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts:

	Quarter Ended	Quarter Ended
(In thousands)	June 30, 2017	March 31, 2017

Net income, as reported	$27,998	$25,541
Adjustments:
Net gain on investments and impairments	(371)	-
Income tax benefit related to change in tax-status of certain subsidiaries	-	(13,161)
Charge related to sale of the PREPA credit line	-	569
Secondary offering costs	-	274
Other-than-temporary impairment on debt securities	-	12,231
Income tax impact of adjustments (1)	-	(222)
Adjusted net income	$27,627	$25,232

(1) See Basis of Presentation for the individual tax impact for each reconciling item.

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted provision for loan and lease losses, adjusted net charge-offs, adjusted non-interest income, adjusted non-interest expenses, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and should be read in conjunction with the discussion below in “Basis of Presentation – Use of Non-GAAP Financial Measures” and the accompanying tables (Exhibit A), which are an integral part of this press release.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes for the second quarter of 2017 amounted to $37.3 million, compared to $17.5 million for the first quarter of 2017. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters. Adjusted pre-tax, pre-provision income for the second quarter of 2017 amounted to $55.0 million, down $0.4 million from the first quarter of 2017:

(Dollars in thousands)	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016

Income before income taxes	$37,288	$17,468	$37,198	$34,518	$29,476
Add: Provision for loan and lease losses	18,096	25,442	23,191	21,503	20,986
(Less)/Add: Net (gain) loss on investments and impairments	(371)	12,231	-	(6,096)	-
Add/(Less): Unrealized loss (gain) on derivative instruments	-	1	(1)	(5)	2
Less: Brokerage and insurance commissions, primarily from sales of large fixed annuities contracts, net of incentive costs	-	-	(1,692)	-	-
Less: Gain from recovery of investments previously written off	-	-	(1,547)	-	-
Less: Adjustment to reduce the credit card rewards liability due to unusually large customer forfeitures	-	-	(2,732)	-	-
Add: Secondary offering costs	-	274	590	-	-
Add: Severance payments on job discontinuance	-	-	-	281	-
Adjusted pre-tax, pre-provision income (1)	$55,013	$55,416	$55,007	$50,201	$50,464

Change from most recent prior quarter (amount)	$(403)	$409	$4,806	$(263)	$(2,122)
Change from most recent prior quarter (percentage)	-0.7%	0.7%	9.6%	-0.5%	-4.0%

(1) See Basis of Presentation for additional information.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income before income taxes adjusted to exclude the provision for loan and lease losses, gains or losses on sales of investment securities and impairments, and fair value adjustments on derivatives. In addition, from time to time, earnings are adjusted also for items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (for additional information about this non-GAAP financial measure, see Basis of Presentation - Adjusted Pre-Tax, Pre-Provision Income).

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP financial measures. See Basis of Presentation – Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Net Interest Income
Interest income - GAAP	$147,374	$145,228	$143,954	$143,573	$146,934
Unrealized loss (gain) on derivative instruments	-	1	(1)	(5)	2
Interest income excluding valuations	147,374	145,229	143,953	143,568	146,936
Tax-equivalent adjustment	4,128	3,610	2,492	2,483	3,502
Interest income on a tax-equivalent basis excluding valuations	$151,502	$148,839	$146,445	$146,051	$150,438

Interest expense - GAAP	23,470	22,679	22,890	25,395	26,706

Net interest income - GAAP	$123,904	$122,549	$121,064	$118,178	$120,228

Net interest income excluding valuations	$123,904	$122,550	$121,063	$118,173	$120,230

Net interest income on a tax-equivalent basis and excluding valuations	$128,032	$126,160	$123,555	$120,656	$123,732

Average Balances
Loans and leases	$8,863,529	$8,862,271	$8,860,094	$8,834,838	$8,883,922
Total securities, other short-term investments and interest-bearing cash balances	2,336,986	2,375,060	2,346,243	2,739,017	3,170,068
Average interest-earning assets	$11,200,515	$11,237,331	$11,206,337	$11,573,855	$12,053,990

Average interest-bearing liabilities	$8,327,615	$8,456,848	$8,465,415	$8,914,961	$9,408,464

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.28%	5.24%	5.11%	4.94%	4.90%
Average rate on interest-bearing liabilities - GAAP	1.13%	1.09%	1.08%	1.13%	1.14%
Net interest spread - GAAP	4.15%	4.15%	4.03%	3.81%	3.76%
Net interest margin - GAAP	4.44%	4.42%	4.30%	4.06%	4.01%

Average yield on interest-earning assets excluding valuations	5.28%	5.24%	5.11%	4.93%	4.90%
Average rate on interest-bearing liabilities excluding valuations	1.13%	1.09%	1.08%	1.13%	1.14%
Net interest spread excluding valuations	4.15%	4.15%	4.03%	3.80%	3.76%
Net interest margin excluding valuations	4.44%	4.42%	4.30%	4.06%	4.01%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.43%	5.37%	5.20%	5.02%	5.02%
Average rate on interest-bearing liabilities excluding valuations	1.13%	1.09%	1.08%	1.13%	1.14%
Net interest spread on a tax-equivalent basis and excluding valuations	4.30%	4.28%	4.12%	3.89%	3.88%
Net interest margin on a tax-equivalent basis and excluding valuations	4.58%	4.55%	4.39%	4.15%	4.13%

Net interest income for the second quarter of 2017 amounted to $123.9 million, an increase of $1.4 million when compared to net interest income of $122.5 million for the first quarter of 2017. The increase in net interest income was mainly due to:

  A $0.8 million increase in interest income associated with a lower U.S. agency MBS premium amortization expense. The 2017 second quarter U.S. agency MBS prepayments decreased to $45.8 million compared to $49.7 million in the first quarter of 2017.
  A $0.9 million increase in interest income associated with both the growth of the performing commercial and construction loan portfolios, primarily in the Florida region, and the upward repricing of variable rate commercial loans.

  A $0.8 million increase in net interest income due to the effect of one additional day in the current quarter as the increase in interest income on loans more than offset the related increase in interest expense on deposits and other funding sources.
  A $0.2 million increase in interest income from deposits maintained at the Federal Reserve Bank due to the increases in the Federal Funds target rate in March and June 2017.

Partially offset by:

  A $0.8 million increase in interest expense primarily associated with the increase in the average cost of funds to 1.13% in the second quarter, compared to 1.09% in the first quarter of 2017. The increase in the average cost of funds was driven by the effect of higher market interest rates on the cost of new brokered CDs, the upward repricing of repurchase agreements and junior subordinated debentures, the increase in the proportion of funding provided by long-term FHLB advances, and a change in the mix of non-brokered interest-bearing deposits reflecting an increase in retail CDs and a decrease in savings.
  A $0.6 million decrease in interest income on residential mortgage loans, reflecting an 8 basis points decrease in the overall average yield of this portfolio. The decrease was primarily associated with both a lower amount of non-performing loans brought current and restored to accrual status and higher inflows of loans to non-performing status in the second quarter, compared to the first quarter of 2017.

Net interest margin was 4.44%, up 2 basis points from the first quarter of 2017. In addition to the above mentioned factors, the net interest margin has benefited from the decrease achieved over the last two quarters in non-performing loans and investment securities.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the second quarter of 2017 was $18.1 million, compared to $25.4 million for the first quarter of 2017. As previously reported, during the first quarter of 2017, the Corporation sold its outstanding participation in the PREPA line of credit. This transaction resulted in a charge-off of $10.7 million and an incremental loss of $0.6 million recorded as a charge to the provision for loan and lease losses in the first quarter.

Excluding the $0.6 million charge related to the sale of the PREPA line of credit in the first quarter of 2017, the provision for loan and lease losses of $18.1 million for the second quarter of 2017 decreased $6.8 million, compared to the adjusted provision of $24.9 million for the first quarter of 2017. The $6.8 million decrease in the adjusted provision for loan and lease losses was driven by the following variances:

  A $9.4 million decrease in the adjusted provision for commercial and construction loans, mainly due to a $7.8 million decrease in loan loss provisions for commercial mortgage loans guaranteed by the TDF and a $4.2 million recovery recorded in the second quarter on a previously charged-off commercial loan, partially offset by $4.2 million of specific loan loss provisions for certain impaired loans, including a portion of the charges recorded on the aforementioned resolution of a non-performing commercial relationship. The loan loss provision recorded in the second quarter for commercial mortgage loans guaranteed by the TDF was $3.0 million compared to $10.8 million in the first quarter of 2017.

Partially offset by:

  A $1.6 million increase in the provision for residential mortgage loans, largely due to a $2.6 million charge to the provision for purchased-credit impaired loans, partially offset by lower net charge-offs in the current quarter.
  A $1.0 million increase in the provision for consumer loans, mainly reflecting the impact in the previous quarter of a $1.2 million loan loss recovery on the sale of certain credit card loans that had been fully charged-off in prior periods.

See Credit Quality below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs.

NON-INTEREST INCOME

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2017	2017	2016	2016	2016

Service charges on deposit accounts	$5,803	$5,790	$5,759	$5,788	$5,618
Mortgage banking activities	4,846	3,616	5,304	5,485	4,893
Net gain (loss) on investments and impairments	371	(12,231)	1,547	6,096	-
Other operating income	9,529	11,068	10,951	8,777	9,267
Non-interest income	$20,549	$8,243	$23,561	$26,146	$19,778

Non-interest income for the second quarter of 2017 amounted to $20.5 million, compared to $8.2 million for the first quarter of 2017. The $12.3 million increase was largely driven by the effect in the first quarter of 2017 of the $12.2 million OTTI charge on Puerto Rico Government debt securities, partially offset by the $0.4 million partial recovery of previously recorded OTTI charges on non-performing Puerto Rico Government debt securities sold in the current quarter.

On a non-GAAP basis, excluding the effect of the aforementioned items, the adjusted non-interest income of $20.2 million for the second quarter of 2017 decreased $0.3 million, compared to adjusted non-interest income of $20.5 million for the first quarter of 2017. The $0.3 million decrease in adjusted non-interest income was primarily due to:

  A $1.7 million decrease in insurance commissions income mainly reflecting the effect in the previous quarter of seasonal contingent commissions received by the insurance agency based on the prior year’s production of insurance policies, included as part of “Other operating income” in the table above.

Partially offset by:

  A $1.2 million increase in revenues from the mortgage banking activities driven by higher sales of conforming residential mortgage loans and improved margins on these sales. Total loans sold in the secondary market to U.S. government-sponsored entities amounted to $99.5 million with a related net gain of $3.6 million, net of To-Be-Announced MBS (“TBAs”) hedges losses of $0.6 million, in the second quarter of 2017, compared to $85.1 million with a related net gain of $2.3 million, net of TBAs hedges losses of $60 thousand, in the first quarter of 2017.
  A $0.2 million gain on sale of premises recorded in the second quarter of 2017, included as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES
	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2017	2017	2016	2016	2016

Employees' compensation and benefits	$38,409	$38,653	$37,652	$38,005	$37,401
Occupancy and equipment	13,759	14,088	14,045	13,888	13,043
Deposit insurance premium	3,721	3,771	3,920	4,333	5,742
Other insurance and supervisory fees	1,134	1,138	987	1,271	1,324
Taxes, other than income taxes	3,745	3,676	3,664	3,927	3,756
Professional fees:
Collections, appraisals and other credit related fees	2,452	2,072	2,344	2,267	2,898
Outsourcing technology services	5,398	5,354	5,435	5,124	4,937
Other professional fees	3,950	3,530	3,583	3,281	3,492
Credit and debit card processing expenses	3,566	2,831	3,533	3,546	3,274
Business promotion	3,192	3,281	199	3,169	4,048
Communications	1,628	1,543	1,515	1,711	1,725
Net loss on OREO operations	3,369	4,076	2,399	2,603	3,325
Other	4,746	3,869	4,960	5,178	4,579
Total	$89,069	$87,882	$84,236	$88,303	$89,544

Non-interest expenses in the second quarter of 2017 amounted to $89.1 million, an increase of $1.2 million from $87.9 million in the first quarter of 2017. The first quarter of 2017 included $0.3 million of professional service fees incurred in connection with a secondary offering of the Corporation’s common stock by certain of our existing stockholders. On a non-GAAP basis, excluding the effect of the aforementioned item, non-interest expenses of $89.1 million for the second quarter of 2017 increased $1.5 million, compared to adjusted non-interest expenses of $87.6 million for the first quarter of 2017. The $1.5 million increase in adjusted non-interest expenses was primarily due to:

  A $0.9 million increase in “Other non-interest expenses” in the table above, primarily due to the effect in the previous quarter of a $0.8 million release in the reserve for unfunded loan commitments and letters of credit due to the reduction in unfunded commitments on classified loans.
  A $0.7 million increase in credit and debit card processing expenses, mainly reflecting the effect in the previous quarter of a seasonal credit cards incentive received by the Bank based on the prior year’s sales volume that reduced the quarterly expense for the first quarter of 2017.
  A $1.1 million increase in adjusted total professional service fees including an increase of $0.4 million in attorneys’ and other services related to troubled loans resolution efforts and an increase of approximately $0.7 million related to implementation costs for new information technology systems, tax consulting and certain legal matters.

Partially offset by:

  A $0.7 million decrease in losses on OREO operations, primarily related to a $0.8 million decrease in write-downs to the value of OREO properties and a $0.4 million increase in gains on sale of OREO residential properties, partially offset by a $0.2 million decrease in rental income on income-producing OREO commercial properties and a $0.2 million increase in operating expenses such as repairs, maintenance and insurance.
  A $0.3 million decrease in occupancy and equipment costs, primarily due to lower property tax expenses.
  A $0.2 million decrease in employees’ compensation and benefits expense, including a reduction of $1.1 million related to the effect in the previous quarter of higher seasonal payroll taxes and bonus accruals, partially offset by a $0.5 million increase related to salary merit increases, a $0.1 million increase in stock-based compensation mainly related to restricted stock granted in the latter part of the first quarter, and a $0.2 million increase in incentive-based compensation.

INCOME TAXES

The Corporation recorded an income tax expense for the second quarter of 2017 of $9.3 million compared to an income tax benefit of $8.1 million for the first quarter of 2017. The variance was driven by the previously reported $13.2 million tax benefit recorded in the first quarter of 2017 related to the change in tax status of certain subsidiaries from taxable corporations to limited liability companies that make an election to be treated as partnerships for income tax purposes in Puerto Rico.

On March 1, 2017, the Corporation completed the applicable regulatory filings to change the tax status of its subsidiary, First Federal Finance, from a taxable corporation to a non-taxable “pass-through” entity. This election will allow the Corporation to realize tax benefits of its deferred tax assets associated with pass-through ordinary net operating losses available at the banking subsidiary, FirstBank, which were subject to a full valuation allowance, against now pass-through ordinary income from this profitable subsidiary. Under the Puerto Rico Internal Revenue Code, pass-through ordinary net operating losses can only be used to offset pass-through ordinary income.

On March 1, 2017, the Corporation also completed the applicable regulatory filings to change the tax status of its subsidiary, FirstBank Insurance, from a taxable corporation to a non-taxable “pass-through” entity. This election will allow the Corporation to offset pass-through income projected to be earned by FirstBank Insurance against the projected net operating losses at the Holding Company.

The aforementioned $13.2 million tax benefit was primarily associated with the reversal of the deferred tax asset valuation allowance previously recorded at FirstBank related to pass-through ordinary net operating losses, partially offset by the elimination of the deferred tax asset previously recorded at FirstBank Insurance.

The remaining variance in the income tax expense for the second quarter, as compared to the first quarter of 2017, was primarily related to a higher pre-tax income. The consolidated worldwide estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and the tax benefit associated with the change in the tax status of certain subsidiaries, remained relatively unchanged at 24%. As of June 30, 2017, the Corporation had a net deferred tax asset of $280.9 million (net of a valuation allowance of $190.0 million, including a valuation allowance of $149.8 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Non-performing loans held for investment:
Residential mortgage	$155,330	$154,893	$160,867	$162,201	$164,399
Commercial mortgage	122,035	174,908	178,696	191,449	200,376
Commercial and Industrial	65,575	77,972	146,599	137,016	154,405
Construction	47,391	48,468	49,852	50,767	52,549
Consumer and Finance leases	21,082	21,325	24,080	25,279	26,465
Total non-performing loans held for investment	411,413	477,566	560,094	566,712	598,194

OREO	150,045	137,784	137,681	139,446	139,159
Other repossessed property	5,588	6,235	7,300	9,416	10,790
Other assets (1)	-	17,531	21,362	20,393	-
Total non-performing assets, excluding loans held for sale	$567,046	$639,116	$726,437	$735,967	$748,143

Non-performing loans held for sale	8,079	8,079	8,079	8,079	8,079
Total non-performing assets, including loans held for sale (2)	$575,125	$647,195	$734,516	$744,046	$756,222

Past-due loans 90 days and still accruing (3)	$131,246	$143,089	$135,808	$138,442	$143,811
Non-performing loans held for investment to total loans held for investment	4.64%	5.41%	6.30%	6.39%	6.74%
Non-performing loans to total loans	4.71%	5.48%	6.36%	6.44%	6.81%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	4.76%	5.38%	6.10%	6.10%	5.98%
Non-performing assets to total assets	4.83%	5.44%	6.16%	6.16%	6.05%

(1) Fair market value of bonds of the Government Development Bank for Puerto Rico (“GDB”) and the Puerto Rico Public Buildings Authority prior to the sale completed during the second quarter of 2017.

(2) Purchased credit impaired ("PCI") loans of $160.4 million accounted for under ASC 310-30 as of June 30, 2017, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3) Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2017 of approximately $28.1 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets decreased by $72.1 million to $575.1 million as of June 30, 2017, compared to $647.2 million as of March 31, 2017. Total non-performing loans, including non-performing loans held for sale, decreased by $66.2 million from $485.6 million as of the end of the first quarter of 2017 to $419.5 million as of June 30, 2017. The decrease in non-performing assets was primarily attributable to the aforementioned charge-offs of $29.7 million on commercial mortgage loans guaranteed by the TDF, the sale of non-performing bonds of the GDB and the Puerto Rico Public Buildings Authority with a book value at the time of sale of $23.0 million ($19.7 million fair value), and the effect of payments and charge-offs totaling $16.3 million related to the resolution of a $27.6 million non-performing commercial relationship in Puerto Rico.
  Inflows to non-performing loans held for investment were $37.7 million, an increase of $4.3 million, compared to inflows of $33.4 million in the first quarter of 2017. The variance primarily reflects increases of $3.4 million and $1.2 million in inflows to non-performing residential mortgage and consumer loans, respectively. Inflows to non-performing commercial and construction loans decreased by $0.3 million to $2.5 million during the second quarter of 2017, compared to $2.8 million in the first quarter of 2017.
  Adversely classified commercial and construction loans held for investment decreased by $51.3 million to $367.6 million as of June 30, 2017.
  The OREO balance increased by $12.3 million, driven by additions of $24.2 million in the second quarter, including the $10.6 million of collateral acquired in the aforementioned resolution of a non-performing commercial relationship in Puerto Rico, partially offset by sales of $7.2 million and adjustments to the OREO value of $4.7 million.
  Total troubled debt restructuring (“TDR”) loans held for investment were $568.5 million as of June 30, 2017, down $33.8 million from March 31, 2017. Approximately $384.2 million of total TDR loans held for investment were in accrual status as of June 30, 2017.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	June 30,	March 31,		December 31,		September 30,	June 30,
	2017	2017		2016		2016	2016

Allowance for loan and lease losses, beginning of period	$203,231	$205,603		$214,070		$234,454	$238,125
Provision for loan and lease losses	18,096	25,442	(1)	23,191	(4)	21,503	20,986
Net (charge-offs) recoveries of loans:
Residential mortgage	(6,076)	(7,476)		(5,487)		(7,542)	(10,691)
Commercial mortgage	(30,417)	(1,332)		(4,310)	(5)	(13,395)	(1,404)
Commercial and Industrial	(1,754)	(11,177)	(2)	(9,515)	(6)	(9,658)	(1,238)
Construction	(462)	382		(1,132)		121	(369)
Consumer and finance leases	(9,133)	(8,211)		(11,214)		(11,413)	(10,955)
Net charge-offs	(47,842)	(27,814)	(3)	(31,658)	(7)	(41,887)	(24,657)
Allowance for loan and lease losses, end of period	$173,485	$203,231		$205,603		$214,070	$234,454

Allowance for loan and lease losses to period end total loans held for investment	1.96%	2.30%		2.31%		2.42%	2.64%
Net charge-offs (annualized) to average loans outstanding during the period	2.16%	1.26%		1.43%		1.90%	1.11%
Net charge-offs (annualized), excluding charge-offs of $10.7 million related to the sale of the PREPA credit line in the first quarter of 2017 and net charge-offs of $4.6 million related to the sale of a $16.3 million pool of non-performing assets in the fourth quarter of 2016, to average loans outstanding during the period	2.16%	0.78%		1.22%		1.90%	1.11%
Provision for loan and lease losses to net charge-offs during the period	0.38x	0.91x		0.73x		0.51x	0.85x

Provision for loan and lease losses to net charge-offs during the period, excluding impact of the sale of the PREPA credit line in the first quarter of 2017 and the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016

	0.38x	1.46x		0.79x		0.51x	0.85x

(1) Includes a provision of $0.6 million associated with the sale of the PREPA credit line.
(2) Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line.
(3) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line.
(4) Includes a provision of $1.8 million associated with the sale of the $16.3 million pool of non-performing assets.
(5) Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets.
(6) Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets.
(7) Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets.
  The ratio of the allowance for loan and lease losses to total loans held for investment decreased to 1.96% as of June 30, 2017, compared to 2.30% as of March 31, 2017, primarily due to the large charge-offs on commercial mortgage loans guaranteed by the TDF against previously-established specific reserves. The ratio of the total allowance to non-performing loans held for investment was 42.17% as of June 30, 2017, compared to 42.56% as of March 31, 2017.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of June 30, 2017 and March 31, 2017 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of June 30, 2017
Impaired loans:
Principal balance of loans, net of charge-offs	$428,711	$266,080	$40,834	$735,625
Allowance for loan and lease losses	13,786	21,492	5,516	40,794
Allowance for loan and lease losses to principal balance	3.22%	8.08%	13.51%	5.55%

PCI loans:
Carrying value of PCI loans	156,202	4,166	-	160,368
Allowance for PCI loans	9,074	372	-	9,446
Allowance for PCI loans to carrying value	5.81%	8.93%	-	5.89%

Loans with general allowance:
Principal balance of loans	2,697,394	3,580,333	1,687,456	7,965,183
Allowance for loan and lease losses	17,727	62,530	42,988	123,245
Allowance for loan and lease losses to principal balance	0.66%	1.75%	2.55%	1.55%

Total loans held for investment:
Principal balance of loans	$3,282,307	$3,850,579	$1,728,290	$8,861,176
Allowance for loan and lease losses	40,587	84,394	48,504	173,485
Allowance for loan and lease losses to principal balance	1.24%	2.19%	2.81%	1.96%

As of March 31, 2017

Impaired loans:
Principal balance of loans, net of charge-offs	$432,798	$330,895	$43,505	$807,198
Allowance for loan and lease losses	8,551	52,184	5,576	66,311
Allowance for loan and lease losses to principal balance	1.98%	15.77%	12.82%	8.21%

PCI loans:
Carrying value of PCI loans	158,940	4,160	-	163,100
Allowance for PCI loans	6,545	312	-	6,857
Allowance for PCI loans to carrying value	4.12%	7.50%	-	4.20%

Loans with general allowance:
Principal balance of loans	2,680,860	3,507,540	1,663,651	7,852,051
Allowance for loan and lease losses	20,679	65,828	43,556	130,063
Allowance for loan and lease losses to principal balance	0.77%	1.88%	2.62%	1.66%

Total loans held for investment:
Principal balance of loans	$3,272,598	$3,842,595	$1,707,156	$8,822,349
Allowance for loan and lease losses	35,775	118,324	49,132	203,231
Allowance for loan and lease losses to principal balance	1.09%	3.08%	2.88%	2.30%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	June 30,	March 31,		December 31,		September 30,	June 30,
	2017	2017		2016		2016	2016

Residential mortgage	0.74%	0.92%		0.67%		0.91%	1.29%

Commercial mortgage	7.42%	0.33%		1.11%	(3)	3.49%	0.37%

Commercial and Industrial	0.34%	2.07%	(1)	1.75%	(4)	1.81%	0.23%

Construction	1.19%	-1.17%		3.36%		-0.36%	1.02%

Consumer and finance leases	2.13%	1.92%		2.61%		2.63%	2.48%

Total loans	2.16%	1.26%	(2)	1.43%	(5)	1.90%	1.11%

(1) Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of commercial and industrial net charge-offs to average loans, excluding the charge-off associated with the sale of the PREPA credit line, was 0.08%.

(2) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of total net charge-offs to average loans, excluding the charge-off associated with the sale of the PREPA credit line, was 0.78%.

(3) Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 0.33%.

(4) Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.46%.

(5) Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.22%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the second quarter of 2017 were $47.8 million, or an annualized 2.16% of average loans, compared to $27.8 million, or an annualized 1.26% of average loans, in the first quarter of 2017.

Excluding the impact of the $10.7 million charge-off recorded in the first quarter of 2017 associated with the sale of the PREPA credit line, net charge-offs of $47.8 million for the second quarter of 2017 were $30.7 million higher than the adjusted total net charge-offs of $17.1 million, or an annualized 0.78% of average loans in the first quarter of 2017. The increase of $30.7 million in adjusted net charge-offs was mainly related to:

  A $31.2 million increase in commercial and construction loan adjusted net charge-offs, primarily related to the aforementioned charge-offs of $29.7 million recorded in the second quarter on commercial mortgage loans guaranteed by the TDF and the charge-offs of $3.5 million recorded on the resolution of a non-performing commercial relationship, partially offset by the $4.2 million recovery recorded in the second quarter on a previously charged-off commercial loan. Refer to Exposure to Puerto Rico Government below for additional information.
  A $0.9 million increase in consumer loan net charge-offs, primarily due to the effect in the first quarter of 2017 of the aforementioned loan loss recovery of $1.2 million on the sale of certain credit card loans that had been fully charged-off in prior periods.

Partially offset by:

  A $1.4 million decrease in residential mortgage loan net charge-offs, primarily related to a lower amount of charge-offs resulting from foreclosures recorded in the second quarter.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $11.9 billion as of June 30, 2017, up $23.4 million from March 31, 2017.

The increase was mainly due to:

  A $30.2 million increase in total loans, despite the large charge-offs recorded in the second quarter. The increase consisted of a $116.2 million growth in the Florida region, primarily reflected in the commercial and residential loan portfolios, partially offset by decreases of $79.9 million and $6.1 million in the Puerto Rico and the Virgin Islands regions, respectively. The decrease in the Puerto Rico region was driven by a $37.1 million reduction in residential mortgage loans, the aforementioned charge-offs of $29.7 million on commercial mortgage loans guaranteed by the TDF, and the resolution of the $27.6 million non-performing commercial relationship, partially offset by a $19.1 million increase in the consumer loan portfolio.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $906.2 million for the second quarter of 2017, compared to $867.6 million for the first quarter of 2017, primarily reflecting an increased volume of commercial and residential mortgage loan originations in the Florida region and an increase in consumer loan originations in the Puerto Rico region. These figures exclude the credit card utilization activity.

Total loan originations in the Florida region increased by $86.0 million to $227.9 million in the second quarter of 2017, compared to $141.9 million in the first quarter of 2017. The increase in the Florida region consisted of a $71.3 million increase in commercial and construction loan originations, a $12.9 million increase in residential mortgage loan originations, and a $1.8 million increase in consumer loan originations.

Total loan originations in Puerto Rico decreased by $46.7 million to $663.3 million in the second quarter of 2017, compared to $710.0 million in the first quarter of 2017. The net decrease in the Puerto Rico region consisted of a $74.3 million decrease in commercial and construction loan originations, primarily reflecting the effect in the previous quarter of the refinancing and renewal of certain large commercial loans, partially offset by increases of $23.8 million and $3.8 million in consumer and residential mortgage loan originations, respectively.

Total loan originations in the Virgin Islands of $15.0 million in the second quarter of 2017 remained relatively flat compared to $15.8 million of loan originations in the first quarter of 2017.

  The allowance for loan and lease losses decreased $29.7 million to $173.5 million as of June 30, 2017 from $203.2 million as of the end of the first quarter of 2017.
  A $12.3 million increase in the OREO portfolio balance, mainly due to the approximately $10.6 million of collateral acquired as part of the aforementioned resolution of a non-performing commercial relationship.
  An $8.4 million increase in cash and cash equivalents.

Partially offset by:

  A $67.4 million decrease in investment securities driven by U.S. agency MBS prepayments of approximately $45.8 million and the sale of non-performing bonds of GDB and the Puerto Rico Public Buildings Authority with a fair value at the time of sale of $19.7 million.

Total liabilities were approximately $10.1 billion as of June 30, 2017, down $13.5 million from March 31, 2017.

The decrease was mainly due to:

  A $104.7 million decrease in brokered CDs. The Corporation redeemed in the second quarter approximately $164.4 million of maturing brokered CDs with an all-in cost of 1.08%, partially offset by issuances of brokered CDs of approximately $59.4 million with an all-in cost of 1.64%.
  A $74.1 million decrease in total deposits, excluding brokered CDs and government deposits, reflecting a decrease of $86.3 million in the Puerto Rico region, primarily related to a reduction in commercial deposits, and a decrease of $2.0 million in the Virgin Islands, partially offset by an increase of $14.2 million in the Florida region.

Partially offset by:

  A $63.7 million increase in government deposits, reflecting an increase of $59.8 million in Puerto Rico, primarily related to higher balances in transactional accounts of certain municipalities, and a $3.9 million increase in the Virgin Islands region.
  A $105 million increase in FHLB advances as the Corporation borrowed $165 million of long-term advances during the second quarter with an aggregate average cost of 2.00%, partially offset by a $60.0 million decrease in short-term advances.

Total stockholders’ equity amounted to $1.9 billion as of June 30, 2017, an increase of $36.9 million from March 31, 2017, mainly driven by the earnings generated in the second quarter and an increase in the fair value of available-for-sale investment securities recorded as part of other comprehensive income.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of June 30, 2017 were 18.61%, 18.61%, 22.24% and 14.14%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 18.22%, 18.22%, 21.85%, and 13.83%, respectively, as of the end of the first quarter of 2017. The Corporation paid interest for the second quarter of 2017 on the subordinated debt associated with its trust preferred securities and continued to pay monthly dividends on its non-cumulative perpetual monthly income preferred stock. As of June 30, 2017, the Corporation is current on all interest payments related to its subordinated debt.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of June 30, 2017 of our banking subsidiary, FirstBank Puerto Rico, were 17.37%, 20.43%, 21.70%, and 15.53%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.98%, 20.03%, 21.29% and 15.22%, respectively, as of the end of the first quarter of 2017.

On May 10, 2017, the U.S. Department of the Treasury announced that it sold all of its remaining 10,291,553 shares of the Corporation’s common stock. Since the U.S. Treasury did not recover the full amount of its original investment under TARP, 2,370,571 outstanding restricted shares held by the Corporation’s employees were forfeited, resulting in a reduction in the number of common shares outstanding. The reduction in the number of common shares outstanding, contributed approximately $0.09 to the increase in book value and tangible book value per common share in the second quarter of 2017. The U.S. Department of the Treasury continues to hold a warrant to purchase 1,285,899 shares of the Corporation’s common stock.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 14.99% as of June 30, 2017 from 14.70% as of March 31, 2017.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Tangible Equity:
Total equity - GAAP	$1,859,910	$1,823,017	$1,786,243	$1,799,886	$1,786,453
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(9,266)	(9,899)	(10,531)	(11,228)	(11,925)
Core deposit intangible	(6,297)	(6,747)	(7,198)	(7,690)	(8,182)
Insurance customer relationship intangible	(851)	(889)	(927)	(965)	(1,003)

Tangible common equity	$1,779,294	$1,741,280	$1,703,385	$1,715,801	$1,701,141

Tangible Assets:
Total assets - GAAP	$11,913,800	$11,890,398	$11,922,455	$12,075,253	$12,508,702
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(9,266)	(9,899)	(10,531)	(11,228)	(11,925)
Core deposit intangible	(6,297)	(6,747)	(7,198)	(7,690)	(8,182)
Insurance customer relationship intangible	(851)	(889)	(927)	(965)	(1,003)

Tangible assets	$11,869,288	$11,844,765	$11,875,701	$12,027,272	$12,459,494

Common shares outstanding (1)	215,964	218,431	217,446	217,388	217,129

Tangible common equity ratio	14.99%	14.70%	14.34%	14.27%	13.65%
Tangible book value per common share	$8.24	$7.97	$7.83	$7.89	$7.83

(1) In May 2017, the U.S. Treasury sold its remaining shares of common stock in First BanCorp. As a result, approximately 2.4 million of restricted shares outstanding were forfeited.

Exposure to Puerto Rico Government

As of June 30, 2017, the Corporation had $221.5 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $245.0 million as of March 31, 2017. Approximately $190.9 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $6.8 million consisted of a loan to a unit of the central government, and approximately $15.8 million consisted of a loan to an affiliate of a public corporation. The Corporation’s total direct exposure also includes obligations of the Puerto Rico Government, specifically bonds of the Puerto Rico Housing Finance Authority, at an amortized cost of $8.0 million as part of its available-for-sale investment securities portfolio recorded on its books at a fair value of $5.6 million as of June 30, 2017. During the second quarter of 2017, the Corporation sold for $23.4 million the non-performing bonds of the GDB and the Puerto Rico Public Buildings Authority carried on its books at an amortized cost of $23.0 million (net of $34.4 million in cumulative OTTI impairment charges). This transaction resulted in a $0.4 million recovery from previous OTTI charges reflected in the statement of income set forth below as part of “net gain (loss) on investments and impairments.”

In addition, the Corporation had financings to the hotel industry in Puerto Rico guaranteed by the TDF with a book value of $80.5 million as of June 30, 2017, down by $30.4 million, compared to $110.9 million as of March 31, 2017. As previously reported, the Corporation’s exposure to commercial loans guaranteed by the TDF was placed in non-accrual status in the first quarter of 2016 and interest payments collected are now applied against principal. Approximately $3.4 million of interest payments received on loans guaranteed by the TDF since late March 2016 have been applied against principal. During the second quarter of 2017, the Corporation recorded charge-offs of $29.7 million on these facilities. The largest of these three loans is now over 90 days matured and, as a collateral dependent loan, the portion of the recorded investment in excess of the fair value of the collateral was charged-off. In addition, a portion of the charge-offs recorded in the second quarter is related to an adjustment to the estimated fair value of the guarantee on these loans in light of a preliminary agreement reached in the current quarter in which the TDF agreed to honor a portion of its guarantee through a cash payment and a fixed income financial instrument. Upon completion of the agreement, TDF will be released as a guarantor and the income-producing real estate properties will be the only collateral on these loans. As of June 30, 2017, the non-performing loans guaranteed by the TDF and related facilities are being carried (net of reserves and accumulated charge-offs) at 56% of unpaid principal balance.

The exposure to municipalities in Puerto Rico includes $156.0 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

As of June 30, 2017, the Corporation had $494.3 million of public sector deposits in Puerto Rico, compared to $434.5 million as of March 31, 2017. Approximately 35% is from municipalities and municipal agencies in Puerto Rico and 65% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Friday, July 28, 2017, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until July 28, 2018. A telephone replay will be available one hour after the end of the conference call through August 28, 2017 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10110616.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty as to the ultimate outcomes of actions taken, or those that may have to be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) to address Puerto Rico’s financial problems including the filing of a form of bankruptcy under Title III of PROMESA that provides a court debt restructuring process similar to U.S. bankruptcy protection; the ability of the Puerto Rico government or any of its public corporations or other instrumentalities to repay its respective debt obligations, including the effect of payment defaults on the Puerto Rico government general obligations, bonds of the Government Development Bank for Puerto Rico and certain bonds of government public corporations, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions and, in turn, further adversely impact the Corporation; uncertainty about whether the Corporation will be able to continue to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”), that, among other things, requires the Corporation to serve as a source of strength to FirstBank and that, except with the consent generally of the New York Fed and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), prohibits the Corporation from paying dividends to stockholders or receiving dividends from FirstBank, making payments on trust preferred securities or subordinated debt, incurring, increasing or guaranteeing debt or repurchasing any capital securities and uncertainty as to whether such consent will be provided for future interest payments on the subordinated debt, despite the consents that have enabled the Corporation to pay quarterly interest payments on the Corporation’s subordinated debentures associated with its trust preferred securities since the second quarter of 2016, and for future monthly dividends on the non-cumulative perpetual preferred stock, despite the consent that enabled the Corporation to pay monthly dividends on its non-cumulative perpetual preferred stock since December 2016; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s common stockholders in the future due to the Corporation’s need to receive regulatory approvals to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its deferred tax assets subject to the remaining valuation allowance; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which reduced interest margins and affected funding sources, and has affected demand for all of the Corporation’s products and services and reduced the Corporation’s revenues and earnings, and the value of the Corporation’s assets, and may continue to have these effects; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Puerto Rico government’s obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York Fed, the Federal Deposit Insurance Corporation (“FDIC”), government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize additional impairments on the Corporation’s financial instruments, goodwill or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact on the Corporation’s businesses, business practices and results of operations of a potential higher interest rate environment; uncertainty as to whether FirstBank will be able to satisfy its regulators regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosures of these financial measures may be useful also to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit), the provision for loan and lease losses, as well as certain items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of items that are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to the provision for loan and lease losses, net charge-offs, non-interest income, non-interest expenses and net income to exclude items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. During the second and first quarters of 2017, the following items were excluded for one of those reasons:

  Adjusted non-interest income excluded for the second and first quarters of 2017, the following:
    Partial recovery of $0.4 million of previously recorded OTTI charges on non-performing bonds of the GDB and the Puerto Rico Public Buildings Authority sold in the second quarter of 2017.
    OTTI charges on debt securities of $12.2 million for the first quarter of 2017.
  Adjusted provision for loan and lease losses for the first quarter of 2017 excluded the effect of the $0.6 million charge related to the sale of the Corporation’s outstanding participation in the PREPA line of credit with a book value of $64 million at the time of sale.
  Adjusted net charge-offs for the first quarter of 2017 excluded the $10.7 million charge-off recorded on the sale of the PREPA credit line.
  Adjusted non-interest expenses excluded for the first quarter of 2017, the following:
    Costs of $0.3 million associated with the secondary offering of the Corporation’s common stock by certain of our existing stockholders recorded in the first quarter of 2017.
  Adjusted net income excluded the tax benefit of $13.2 million related to the change in tax status of certain subsidiaries from taxable corporations to limited liability companies recorded in the first quarter of 2017 and the effect of all the items mentioned in the above bullets for the second and first quarters of 2017, and their related tax impacts as follows:
    No tax expense was recorded for the recovery of previous OTTI charges on non-performing bonds sold in the second quarter of 2017.
    Tax benefit of $0.2 million related to the sale of the PREPA credit line in the first quarter of 2017 (calculated based on the statutory tax rate of 39%).
    No tax benefit was recorded for the OTTI charges and costs related with the secondary offering recorded in the first quarter of 2017.

Management believes that the presentations of the adjusted provision for loan and lease losses, adjusted net charge-offs, adjusted non-interest income, adjusted non-interest expenses, and adjusted net income enhance the ability of analysts and investors to analyze trends in the Corporation’s business and better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

The following table reconciles these non-GAAP financial measures to the corresponding measures presented in accordance with GAAP.

(Dollars in thousands)

2017 Second Quarter	As Reported (GAAP)	Gain from Recovery of Investments previously written off	Change in tax status of certain subsidiaries	Tax effect	Adjusted (Non- GAAP)

Non-interest income	$20,549	$(371)	$-	$-	$20,178
Gain (loss) on investments and impairments	371	(371)	-	-	-

Net income	$27,998	$(371)	$-	$-	$27,627

(Dollars in thousands)

2017 First Quarter	As Reported (GAAP)	Sale of PREPA credit line	Secondary Offering Costs	OTTI on debt securities	Change in tax status of certain subsidiaries	Tax effect	Adjusted (Non- GAAP)

Total net charge-offs (1)	$27,814	$10,734	$-	$-	$-	$-	$17,080
Total net charge-offs to average loans	1.26%						0.78%
Commercial and Industrial	11,177	10,734	-	-	-	-	443
Commercial and Industrial loans net charge-offs to average loans	2.07%						0.08%

Provision for loan and lease losses	$25,442	$(569)	$-	$-	$-	$-	$24,873

Non-interest income	$8,243	$-	$-	$12,231	$-	$-	$20,474
(Loss) gain on investments and impairments	(12,231)	-	-	12,231	-	-	-

Non-interest expenses	$87,882	$-	$(274)	$-	$-	$-	$87,608
Professional fees	10,956	-	(254)	-	-	-	10,702
Business promotion	3,281	-	(20)	-	-	-	3,261

Net income	$25,541	$569	$274	$12,231	$(13,161)	$(222)	$25,232

(1) Net charge-offs percentages annualized

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	June 30,	March 31,	December 31,
(In thousands, except for share information)	2017	2017	2016
ASSETS

Cash and due from banks	$422,150	$414,034	$289,591

Money market investments:
Time deposits with other financial institutions	3,125	2,800	2,800
Other short-term investments	7,289	7,288	7,294
Total money market investments	10,414	10,088	10,094

Investment securities available for sale, at fair value	1,760,045	1,831,981	1,881,920

Investment securities held to maturity, at amortized cost	156,049	156,049	156,190

Other equity securities	43,072	38,492	42,992

Total investment securities	1,959,166	2,026,522	2,081,102

Loans, net of allowance for loan and lease losses of $173,485 (March 31, 2017 - $203,231; December 31, 2016 - $205,603)	8,687,691	8,619,118	8,681,270
Loans held for sale, at lower of cost or market	37,272	45,906	50,006
Total loans, net	8,724,963	8,665,024	8,731,276

Premises and equipment, net	146,586	148,339	150,828
Other real estate owned	150,045	137,784	137,681
Accrued interest receivable on loans and investments	44,491	41,136	45,453
Other assets	455,985	447,471	476,430
Total assets	$11,913,800	$11,890,398	$11,922,455

LIABILITIES

Deposits:
Non-interest-bearing deposits	$1,578,142	$1,581,086	$1,484,155
Interest-bearing deposits	7,164,751	7,276,912	7,347,050
Total deposits	8,742,893	8,857,998	8,831,205

Securities sold under agreements to repurchase	300,000	300,000	300,000
Advances from the Federal Home Loan Bank (FHLB)	675,000	570,000	670,000
Other borrowings	216,187	216,187	216,187
Accounts payable and other liabilities	119,810	123,196	118,820
Total liabilities	10,053,890	10,067,381	10,136,212

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares; outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 217,544,758 shares (March 31, 2017 - 219,783,062 shares issued; December 31, 2016 - 218,700,394 shares issued)	21,754	21,978	21,870
Less: Treasury stock (at par value)	(158)	(135)	(125)

Common stock outstanding, 215,963,916 shares outstanding (March 31, 2017 - 218,430,573; December 31, 2016 - 217,446,205 shares outstanding)	21,596	21,843	21,745
Additional paid-in capital	933,710	932,964	931,856
Retained earnings	883,129	855,800	830,928
Accumulated other comprehensive loss	(14,629)	(23,694)	(34,390)
Total stockholders' equity	1,859,910	1,823,017	1,786,243
Total liabilities and stockholders' equity	$11,913,800	$11,890,398	$11,922,455

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share information)	2017	2017	2016	2017	2016

Net interest income:
Interest income	$147,374	$145,228	$146,934	$292,602	$297,765
Interest expense	23,470	22,679	26,706	46,149	52,889
Net interest income	123,904	122,549	120,228	246,453	244,876
Provision for loan and lease losses	18,096	25,442	20,986	43,538	42,039
Net interest income after provision for loan and lease losses	105,808	97,107	99,242	202,915	202,837

Non-interest income:
Service charges on deposit accounts	5,803	5,790	5,618	11,593	11,418
Mortgage banking activities	4,846	3,616	4,893	8,462	9,646
Net gain (loss) on investments and impairments	371	(12,231)	-	(11,860)	(6,679)
Gain on early extinguishment of debt	-	-	-	-	4,217
Other non-interest income	9,529	11,068	9,267	20,597	19,645
Total non-interest income	20,549	8,243	19,778	28,792	38,247

Non-interest expenses:
Employees' compensation and benefits	38,409	38,653	37,401	77,062	75,836
Occupancy and equipment	13,759	14,088	13,043	27,847	27,226
Business promotion	3,192	3,281	4,048	6,473	8,051
Professional fees	11,800	10,956	11,327	22,756	22,103
Taxes, other than income taxes	3,745	3,676	3,756	7,421	7,548
Insurance and supervisory fees	4,855	4,909	7,066	9,764	14,409
Net loss on other real estate owned operations	3,369	4,076	3,325	7,445	6,531
Other non-interest expenses	9,940	8,243	9,578	18,183	20,837
Total non-interest expenses	89,069	87,882	89,544	176,951	182,541

Income before income taxes	37,288	17,468	29,476	54,756	58,543
Income tax (expense) benefit	(9,290)	8,073	(7,523)	(1,217)	(13,246)

Net income	$27,998	$25,541	$21,953	$53,539	$45,297

Net income attributable to common stockholders	$27,329	$24,872	$21,953	$52,201	$45,297

Earnings per common share:

Basic	$0.13	$0.12	$0.10	$0.24	$0.21
Diluted	$0.13	$0.11	$0.10	$0.24	$0.21

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 - Selected Financial Data
(In thousands, except per share amounts and financial ratios)	Quarter Ended				Six-Month Period Ended
	June 30,	March 31,		June 30,	June 30,		June 30,
	2017	2017		2016	2017		2016
Condensed Income Statements:
Total interest income	$147,374	$145,228		$146,934	$292,602		$297,765
Total interest expense	23,470	22,679		26,706	46,149		52,889
Net interest income	123,904	122,549		120,228	246,453		244,876
Provision for loan and lease losses	18,096	25,442		20,986	43,538		42,039
Non-interest income	20,549	8,243		19,778	28,792		38,247
Non-interest expenses	89,069	87,882		89,544	176,951		182,541
Income before income taxes	37,288	17,468		29,476	54,756		58,543
Income tax (expense) benefit	(9,290)	8,073		(7,523)	(1,217)		(13,246)
Net income	27,998	25,541		21,953	53,539		45,297
Net income attributable to common stockholders	27,329	24,872		21,953	52,201		45,297

Per Common Share Results:
Net earnings per share - basic	$0.13	$0.12		$0.10	$0.24		$0.21
Net earnings per share - diluted	$0.13	$0.11		$0.10	$0.24		$0.21
Cash dividends declared	$-	$-		$-	$-		$-
Average shares outstanding	213,900	213,340		212,768	213,621		212,558
Average shares outstanding diluted	216,832	217,373		215,923	217,103		214,598
Book value per common share	$8.44	$8.18		$8.06	$8.44		$8.06
Tangible book value per common share (1)	$8.24	$7.97		$7.83	$8.24		$7.83

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.95	0.87		0.69	0.91		0.72
Interest Rate Spread (2)	4.30	4.28		3.88	4.29		3.99
Net Interest Margin (2)	4.58	4.55		4.13	4.57		4.24
Return on Average Total Equity	6.10	5.77		5.03	5.94		5.24
Return on Average Common Equity	6.22	5.88		5.14	6.06		5.35
Average Total Equity to Average Total Assets	15.50	15.12		13.78	15.31		13.69
Total capital	22.24	21.85		20.72	22.24		20.72
Common equity Tier 1 capital	18.61	18.22		17.12	18.61		17.12
Tier 1 capital	18.61	18.22		17.12	18.61		17.12
Leverage	14.14	13.83		12.34	14.14		12.34
Tangible common equity ratio (1)	14.99	14.70		13.65	14.99		13.65
Dividend payout ratio	-	-		-	-		-
Efficiency ratio (3)	61.66	67.19		63.96	64.29		64.47

Asset Quality:
Allowance for loan and lease losses to loans held for investment	1.96	2.30		2.64	1.96		2.64
Net charge-offs (annualized) to average loans	2.16	1.26	(4)	1.11	1.71	(4)	1.08
Provision for loan and lease losses to net charge-offs	37.82	91.47	(5)	85.11	57.55	(5)	87.05
Non-performing assets to total assets	4.83	5.44		6.05	4.83		6.05
Non-performing loans held for investment to total loans held for investment	4.64	5.41		6.74	4.64		6.74
Allowance to total non-performing loans held for investment	42.17	42.56		39.19	42.17		39.19
Allowance to total non-performing loans held for investment excluding residential real estate loans	67.75	62.98		54.05	67.75		54.05

Other Information:
Common Stock Price: End of period	$5.79	$5.65		$3.97	$5.79		$3.97

1 - Non-GAAP financial measure. See page 16 for GAAP to Non-GAAP reconciliations.

2 - On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 5 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3 - Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

4 - The ratio of net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 0.78% and 1.47% for the first quarter of 2017 and six-month period ended June 30, 2017, respectively.

5 - The ratio of the provision for loan and lease losses to net charge-offs, excluding the impact of the sale of the PREPA credit line, was 145.63% and 66.19% for the first quarter of 2017 and six-month period ended June 30, 2017, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Quarter ended	2017	2017	2016	2017	2017	2016	2017	2017	2016

Interest-earning assets:
Money market & other short-term investments	$305,563	$268,934	$1,009,398	$727	$484	$1,271	0.95%	0.73%	0.51%
Government obligations (2)	698,471	729,307	747,760	4,476	4,360	6,006	2.57%	2.42%	3.23%
Mortgage-backed securities	1,292,997	1,334,560	1,380,043	12,489	11,614	9,898	3.87%	3.53%	2.88%
FHLB stock	37,254	39,560	31,140	488	461	350	5.25%	4.73%	4.52%
Other investments	2,701	2,699	1,727	2	2	2	0.30%	0.30%	0.47%
Total investments (3)	2,336,986	2,375,060	3,170,068	18,182	16,921	17,527	3.12%	2.89%	2.22%
Residential mortgage loans	3,265,883	3,260,885	3,307,788	43,678	44,280	45,261	5.36%	5.51%	5.50%
Construction loans	154,980	130,494	144,788	1,458	1,144	1,301	3.77%	3.56%	3.61%
C&I and commercial mortgage loans	3,728,733	3,760,594	3,664,699	42,315	41,110	38,818	4.55%	4.43%	4.26%
Finance leases	239,271	234,729	229,892	4,333	4,314	4,308	7.26%	7.45%	7.54%
Consumer loans	1,474,662	1,475,569	1,536,755	41,536	41,070	43,223	11.30%	11.29%	11.31%
Total loans (4) (5)	8,863,529	8,862,271	8,883,922	133,320	131,918	132,911	6.03%	6.04%	6.02%
Total interest-earning assets	$11,200,515	$11,237,331	$12,053,990	$151,502	$148,839	$150,438	5.43%	5.37%	5.02%

Interest-bearing liabilities:
Brokered CDs	$1,309,399	$1,413,667	$1,977,059	$4,695	$4,805	$5,847	1.44%	1.38%	1.19%
Other interest-bearing deposits	5,908,238	5,884,772	5,987,694	11,653	11,167	11,377	0.79%	0.77%	0.76%
Other borrowed funds	516,187	516,187	988,711	4,830	4,585	8,011	3.75%	3.60%	3.26%
FHLB advances	593,791	642,222	455,000	2,292	2,122	1,471	1.55%	1.34%	1.30%
Total interest-bearing liabilities	$8,327,615	$8,456,848	$9,408,464	$23,470	$22,679	$26,706	1.13%	1.09%	1.14%
Net interest income				$128,032	$126,160	$123,732
Interest rate spread							4.30%	4.28%	3.88%
Net interest margin							4.58%	4.55%	4.13%

1 - On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 5 for GAAP to Non-GAAP reconciliations.

2 - Government obligations include debt issued by government-sponsored agencies.

3 - Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4 - Average loan balances include the average of non-performing loans.

5 - Interest income on loans includes $2.0 million, $2.1 million and $2.4 million for the quarters ended June 30, 2017, March 31, 2017, and June 30, 2016, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-To-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
Six-Month Period Ended	2017	2016	2017	2016	2017	2016

Interest-earning assets:
Money market & other short-term investments	$287,349	$930,090	$1,211	$2,344	0.85%	0.51%
Government obligations (2)	713,804	723,761	8,836	11,484	2.50%	3.19%
Mortgage-backed securities	1,313,664	1,384,924	24,103	22,175	3.70%	3.22%
FHLB stock	38,401	31,212	949	698	4.98%	4.50%
Other investments	2,700	1,599	4	3	0.30%	0.38%
Total investments (3)	2,355,918	3,071,586	35,103	36,704	3.00%	2.40%
Residential mortgage loans	3,265,886	3,314,685	87,958	90,649	5.43%	5.50%
Construction loans	142,790	152,535	2,602	2,916	3.67%	3.84%
C&I and commercial mortgage loans	3,742,103	3,692,656	83,425	79,796	4.50%	4.35%
Finance leases	237,013	230,058	8,647	8,744	7.36%	7.64%
Consumer loans	1,475,113	1,556,726	82,606	87,255	11.29%	11.27%
Total loans (4) (5)	8,862,905	8,946,660	265,238	269,360	6.03%	6.05%
Total interest-earning assets	$11,218,823	$12,018,246	$300,341	$306,064	5.40%	5.12%

Interest-bearing liabilities:
Brokered CDs	$1,361,245	$2,026,937	$9,500	$11,864	1.41%	1.18%
Other interest-bearing deposits	5,896,570	5,966,560	22,820	22,617	0.78%	0.76%
Other borrowed funds	516,187	953,863	9,415	15,466	3.68%	3.26%
FHLB advances	617,873	455,000	4,414	2,942	1.44%	1.30%
Total interest-bearing liabilities	$8,391,875	$9,402,360	$46,149	$52,889	1.11%	1.13%
Net interest income			$254,192	$253,175
Interest rate spread					4.29%	3.99%
Net interest margin					4.57%	4.24%

1 - On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 5 for GAAP to Non-GAAP reconciliation.

2 - Government obligations include debt issued by government-sponsored agencies.

3 - Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4 - Average loan balances include the average of non-performing loans.

5 - Interest income on loans includes $4.1 million and $5.2 million for the six-month periods ended June 30, 2017 and 2016, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2017	2017	2016	2017	2016

Service charges on deposit accounts	$5,803	$5,790	$5,618	$11,593	$11,418
Mortgage banking activities	4,846	3,616	4,893	8,462	9,646
Insurance income	1,855	3,587	1,542	5,442	4,811
Other operating income	7,674	7,481	7,725	15,155	14,834

Non-interest income before net gain (loss) on investments and gain on early extinguishment of debt	20,178	20,474	19,778	40,652	40,709

Net gain on sale of investments	371	-	-	371	8
OTTI on debt securities	-	(12,231)	-	(12,231)	(6,687)
Net gain (loss) on investments	371	(12,231)	-	(11,860)	(6,679)

Gain on early extinguishment of debt	-	-	-	-	4,217
	$20,549	$8,243	$19,778	$28,792	$38,247

Table 5 – Non-Interest Expenses

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2017	2017	2016	2017	2016

Employees' compensation and benefits	$38,409	$38,653	$37,401	$77,062	$75,836
Occupancy and equipment	13,759	14,088	13,043	27,847	27,226
Deposit insurance premium	3,721	3,771	5,742	7,492	11,802
Other insurance and supervisory fees	1,134	1,138	1,324	2,272	2,607
Taxes, other than income taxes	3,745	3,676	3,756	7,421	7,548
Professional fees:
Collections, appraisals and other credit related fees	2,452	2,072	2,898	4,524	5,279
Outsourcing technology services	5,398	5,354	4,937	10,752	9,705
Other professional fees	3,950	3,530	3,492	7,480	7,119
Credit and debit card processing expenses	3,566	2,831	3,274	6,397	6,556
Business promotion	3,192	3,281	4,048	6,473	8,051
Communications	1,628	1,543	1,725	3,171	3,533
Net loss on OREO operations	3,369	4,076	3,325	7,445	6,531
Other	4,746	3,869	4,579	8,615	10,748
Total	$89,069	$87,882	$89,544	$176,951	$182,541

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	June 30,	March 31,	December 31,
	2017	2017	2016
Balance Sheet Data:
Loans, including loans held for sale	$8,898,448	$8,868,255	$8,936,879
Allowance for loan and lease losses	173,485	203,231	205,603
Money market and investment securities	1,969,580	2,036,610	2,091,196
Intangible assets	44,512	45,633	46,754
Deferred tax asset, net	280,929	287,673	281,657
Total assets	11,913,800	11,890,398	11,922,455
Deposits	8,742,893	8,857,998	8,831,205
Borrowings	1,191,187	1,086,187	1,186,187
Total preferred equity	36,104	36,104	36,104
Total common equity	1,838,435	1,810,607	1,784,529
Accumulated other comprehensive loss, net of tax	(14,629)	(23,694)	(34,390)
Total equity	1,859,910	1,823,017	1,786,243

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	June 30,	March 31,	December 31,
	2017	2017	2016

Residential mortgage loans	$3,282,307	$3,272,598	$3,296,031

Commercial loans:
Construction loans	122,093	137,887	124,951
Commercial mortgage loans	1,611,730	1,596,176	1,568,808
Commercial and Industrial loans	2,116,756	2,108,532	2,180,455
Commercial loans	3,850,579	3,842,595	3,874,214

Finance leases	242,645	237,793	233,335

Consumer loans	1,485,645	1,469,363	1,483,293
Loans held for investment	8,861,176	8,822,349	8,886,873
Loans held for sale	37,272	45,906	50,006
Total loans	$8,898,448	$8,868,255	$8,936,879

Table 8 – Loan Portfolio by Geography

(In thousands)	As of June 30, 2017
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,415,215	$287,397	$579,695	$3,282,307

Commercial loans:
Construction loans	49,682	42,395	30,016	122,093
Commercial mortgage loans	1,152,380	98,935	360,415	1,611,730
Commercial and Industrial loans	1,454,116	140,129	522,511	2,116,756
Commercial loans	2,656,178	281,459	912,942	3,850,579

Finance leases	242,645	-	-	242,645

Consumer loans	1,383,161	48,128	54,356	1,485,645
Loans held for investment	6,697,199	616,984	1,546,993	8,861,176

Loans held for sale	35,369	175	1,728	37,272
Total loans	$6,732,568	$617,159	$1,548,721	$8,898,448

(In thousands)	As of March 31, 2017
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,453,309	$290,483	$528,806	$3,272,598

Commercial loans:
Construction loans	46,106	42,722	49,059	137,887
Commercial mortgage loans	1,176,285	101,030	318,861	1,596,176
Commercial and Industrial loans	1,495,588	139,942	473,002	2,108,532
Commercial loans	2,717,979	283,694	840,922	3,842,595

Finance leases	237,793	-	-	237,793

Consumer loans	1,368,963	48,669	51,731	1,469,363
Loans held for investment	6,778,044	622,846	1,421,459	8,822,349

Loans held for sale	34,404	399	11,103	45,906
Total loans	$6,812,448	$623,245	$1,432,562	$8,868,255

(In thousands)	As of December 31, 2016
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,480,076	$314,915	$501,040	$3,296,031

Commercial loans:
Construction loans	42,753	44,687	37,511	124,951
Commercial mortgage loans	1,177,550	79,365	311,893	1,568,808
Commercial and Industrial loans	1,571,097	139,795	469,563	2,180,455
Commercial loans	2,791,400	263,847	818,967	3,874,214

Finance leases	233,335	-	-	233,335

Consumer loans	1,383,485	48,958	50,850	1,483,293
Loans held for investment	6,888,296	627,720	1,370,857	8,886,873

Loans held for sale	38,423	-	11,583	50,006
Total loans	$6,926,719	$627,720	$1,382,440	$8,936,879

Table 9 – Non-Performing Assets

	As of
(Dollars in thousands)	June 30,	March 31,	December 31,
	2017	2017	2016
Non-performing loans held for investment:
Residential mortgage	$155,330	$154,893	$160,867
Commercial mortgage	122,035	174,908	178,696
Commercial and Industrial	65,575	77,972	146,599
Construction	47,391	48,468	49,852
Consumer and Finance leases	21,082	21,325	24,080
Total non-performing loans held for investment	411,413	477,566	560,094

OREO	150,045	137,784	137,681
Other repossessed property	5,588	6,235	7,300
Other assets (1)	-	17,531	21,362
Total non-performing assets, excluding loans held for sale	$567,046	$639,116	$726,437

Non-performing loans held for sale	8,079	8,079	8,079
Total non-performing assets, including loans held for sale (2)	$575,125	$647,195	$734,516

Past-due loans 90 days and still accruing (3)	$131,246	$143,089	$135,808
Allowance for loan and lease losses	$173,485	$203,231	$205,603
Allowance to total non-performing loans held for investment	42.17%	42.56%	36.71%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	67.75%	62.98%	51.50%

(1) Fair market value of bonds of the Government Development Bank for Puerto Rico and the Puerto Rico Public Buildings Authority prior to the sale completed during the second quarter of 2017.

(2) Purchased credit impaired loans of $160.4 million accounted for under ASC 310-30 as of June 30, 2017, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2017 of approximately $28.1 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 10– Non-Performing Assets by Geography

	As of
(In thousands)	June 30,	March 31,	December 31,
	2017	2017	2016
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$128,126	$129,693	$135,863
Commercial mortgage	111,770	164,223	167,241
Commercial and Industrial	61,485	73,355	141,916
Construction	9,563	10,185	10,227
Finance leases	1,112	904	1,335
Consumer	19,055	19,603	21,592
Total non-performing loans held for investment	331,111	397,963	478,174

OREO	141,540	128,795	128,395
Other repossessed property	5,513	6,197	7,217
Other assets (1)	-	17,531	21,362
Total non-performing assets, excluding loans held for sale	$478,164	$550,486	$635,148
Non-performing loans held for sale	8,079	8,079	8,079
Total non-performing assets, including loans held for sale (2)	$486,243	$558,565	$643,227
Past-due loans 90 days and still accruing (3)	$122,985	$138,772	$131,783

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$20,153	$18,039	$19,860
Commercial mortgage	7,735	7,151	7,617
Commercial and Industrial	4,090	4,617	4,683
Construction	37,749	38,201	39,625
Consumer	548	445	452
Total non-performing loans held for investment	70,275	68,453	72,237

OREO	6,353	6,456	6,216
Other repossessed property	14	5	5
Total non-performing assets, excluding loans held for sale	$76,642	$74,914	$78,458
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$76,642	$74,914	$78,458
Past-due loans 90 days and still accruing	$8,261	$2,470	$2,133

United States:
Non-performing loans held for investment:
Residential mortgage	$7,051	$7,161	$5,144
Commercial mortgage	2,530	3,534	3,838
Construction	79	82	-
Consumer	367	373	701
Total non-performing loans held for investment	10,027	11,150	9,683

OREO	2,152	2,533	3,070
Other repossessed property	61	33	78
Total non-performing assets, excluding loans held for sale	$12,240	$13,716	$12,831
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$12,240	$13,716	$12,831
Past-due loans 90 days and still accruing	$-	$1,847	$1,892

(1) Fair market value of bonds of the Government Development Bank for Puerto Rico and the Puerto Rico Public Buildings Authority prior to the sale completed during the second quarter of 2017.

(2) Purchased credit impaired loans of $160.4 million accounted for under ASC 310-30 as of June 30, 2017, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3) Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of June 30, 2017 of approximately $28.1 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended				Six-Month Period Ended
(Dollars in thousands)	June 30,	March 31,		June 30,	June 30,		June 30,
	2017	2017		2016	2017		2016

Allowance for loan and lease losses, beginning of period	$203,231	$205,603		$238,125	$205,603		$240,710
Provision for loan and lease losses	18,096	25,442	(1)	20,986	43,538	(1)	42,039
Net (charge-offs) recoveries of loans:
Residential mortgage	(6,076)	(7,476)		(10,691)	(13,552)		(17,651)
Commercial mortgage	(30,417)	(1,332)		(1,404)	(31,749)	(2)	(1,933)
Commercial and Industrial	(1,754)	(11,177)	(2)	(1,238)	(12,931)	(3)	(4,717)
Construction	(462)	382		(369)	(80)		(443)
Consumer and finance leases	(9,133)	(8,211)		(10,955)	(17,344)		(23,551)
Net charge-offs	(47,842)	(27,814)		(24,657)	(75,656)		(48,295)
Allowance for loan and lease losses, end of period	$173,485	$203,231	(3)	$234,454	$173,485		$234,454

Allowance for loan and lease losses to period end total loans held for investment	1.96%	2.30%		2.64%	1.96%		2.64%
Net charge-offs (annualized) to average loans outstanding during the period	2.16%	1.26%		1.11%	1.71%		1.08%
Net charge-offs (annualized), excluding charge-offs of $10.7 million related to the sale of the PREPA credit line in the first quarter of 2017, to average loans outstanding during the period	2.16%	0.78%		1.11%	1.47%		1.08%
Provision for loan and lease losses to net charge-offs during the period	0.38x	0.91x		0.85x	0.58x		0.87x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of the sale of the PREPA credit line in the first quarter of 2017	0.38x	1.46x		0.85x	0.66x		0.87x

(1) Includes a provision of $0.6 million associated with the sale of the PREPA credit line.

(2) Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line.

(3) Includes the charge-offs of $10.7 million associated with the sale of the PREPA credit line.

Table 12 – Net Charge-Offs to Average Loans

	Year Ended
	June 30, 2017		December 31,		December 31,		December 31,		December 31,
	(annualized)		2016		2015		2014		2013

Residential mortgage	0.83%		0.93%		0.55%		0.85%		4.77%	(12)

Commercial mortgage	3.93%		1.28%	(3)	3.12%	(6)	0.84%		3.44%	(13)

Commercial and Industrial	1.22%	(1)	1.11%	(4)	1.32%	(7)	2.27%	(10)	3.70%	(14)

Construction	0.11%		1.02%		1.42%	(8)	2.76%		15.11%	(15)

Consumer and finance leases	2.03%		2.63%		2.85%		3.46%		2.76%

Total loans	1.71%	(2)	1.37%	(5)	1.68%	(9)	1.84%	(11)	4.07%	(16)

(1) Includes a charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 0.21%.

(2) Includes the charge-off of $10.7 million associated with the sale of the PREPA credit line. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the sale of the PREPA credit line, was 1.47%.

(3) Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets in 2016. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.09%.

(4) Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.04%.

(5) Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.32%.

(6) Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.77%.

(7) Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.40%.

(8) Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.52)%.

(9) Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.01%.

(10) Includes net charge-offs totaling $6.9 million associated with an acquisition of mortgage loans from Doral Financial. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 2.08%.

(11 Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral Financial. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 1.77%.

(12) Includes net charge-offs totaling $99.0 million associated with a bulk sale of non-performing residential assets. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets in 2013, was 1.13%.

(13) Includes net charge-offs totaling $54.6 million associated with a bulk sale of adversely classified commercial assets and the transfer of loans to held for sale. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and a transfer of loans to held for sale, was 0.45%.

(14) Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.15%.

(15) Includes net charge-offs totaling $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.

(16) Includes net charge-offs totaling $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.70%.

CONTACT:
First BanCorp.
John B. Pelling III, 787-729-8003
Investor Relations Officer
john.pelling@firstbankpr.com